                            FUND ACCOUNTING AGREEMENT
                            -------------------------

     AGREEMENT made as of this 7/th/ day of October, 2002 by and between, E*TRADE Funds, a business trust organized and existing under the laws of the State of Delaware having its principal office and place of business at 4500 Bohannon Drive, Menlo Park, CA 94025 ("Trust"), on behalf of the series listed on Schedule I (each a "Fund"), as may be amended from time to time, and The Bank of New York, a New York corporation authorized to do a banking business, having its principal place of business at One Wall Street, New York, New York 10286 (hereinafter called the "Bank").

                              W I T N E S S E T H:
                              - - - - - - - - - -

     In consideration of the mutual agreements herein contained, the Trust and the Bank hereby agree as follows:

     1. The Trust hereby appoints the Bank to perform the duties hereinafter set forth.

     2. The Bank hereby accepts appointment and agrees to perform the duties hereinafter set forth.

     3. Subject to the provisions of this Agreement, the Bank shall perform for each Fund the services listed in Appendix A, hereto and made a part hereof, as such Appendix A may be amended from time to time ("Appendix A").

     4. To the extent valuation of securities held by a Fund ("Securities") or computation of a Fund's net asset value, in accordance with the pricing procedures applicable to the calculation of each Fund's net asset values ("Pricing Procedures") as approved by the Trust's Board of Trustees ("Board"), and as specified in that Fund's then currently effective prospectus or statement of additional information ("Prospectus"), is at any time inconsistent with any applicable laws or regulations, the Trust shall immediately so notify the Bank and thereafter shall either furnish the Bank at all appropriate times with the values of such Securities and such Fund's net asset value, or subject to the prior approval of the Bank, which the Bank shall not unreasonably withhold, instruct the Bank to value Securities and compute the Fund's net asset value in a manner which the Trust then represents in writing to be consistent with all applicable laws and regulations. The Trust may also from time to time, instruct the Bank in writing to compute the value of the Securities or a Fund's' net asset value in a manner other than as specified in this Agreement. By giving such instruction, the Trust shall be deemed to have represented that such instruction is consistent with all applicable laws and regulations and the Prospectus of the applicable Fund. The Trust shall have sole responsibility for determining the method of valuation of Securities and the method of computing each Fund's net asset value.

     5. The Trust shall furnish the Bank with any and all instructions, explanations, information, specifications and documentation deemed necessary by the Bank in the performance of its duties hereunder, including, without limitation, the amounts or written formula for calculating the amounts and times of accrual of each Fund's liabilities and expenses and the Bank shall comply with any such instructions, explanations, specifications and documentation. The Bank shall not be required to include as Fund liabilities and expenses, nor as a reduction of net asset value, any accrual for any federal, state, or foreign income taxes unless the Fund shall have specified to the Bank the precise amount of the same to be included in liabilities and expenses or used to reduce net asset value. The Trust shall also furnish the Bank with bid, offer, or market values of Securities if the Bank notifies the Fund that same are not available to the Bank from a security pricing or similar service utilized, or subscribed to, by the Bank which the Bank in its judgment deems reliable at the time such information is required for calculations hereunder. At any time and from time to time, the Trust also may furnish the Bank with bid, offer, or market values of Securities and instruct the Bank to use such information in its calculations hereunder. The Bank shall at no time be required or obligated to commence or maintain any utilization of, or subscriptions to, any particular securities pricing or similar service.

     6. The Bank shall, as agent for the Trust, maintain and keep current the books, accounts and other documents, if any, listed in Appendix A, and preserve any such books, accounts and other documents in accordance with the applicable provisions of Rules 31a-1 and 31a-2 of the General Rules and Regulations under the Investment Company Act of 1940, as such Rules may be amended. Such books, accounts and other documents shall be made available upon reasonable request for inspection by officers, employees and auditors of the Trust during the Bank's normal business hours.

     7. All records maintained and preserved by the Bank pursuant to this Agreement which the Trust is required to maintain and preserve in accordance with the above-mentioned Rules 31a-1 and 31a-2 shall be and remain the property of the Trust and shall be surrendered to the Trust or provided to its regulators promptly upon request by the Trust in the form in which such records have been maintained and preserved. Upon reasonable request of the Trust, the Bank shall provide in hard copy, computer disc, on micro-film or other format as the Trust or its regulators shall request, any records included in any such delivery which are maintained by the Bank on a computer disc, or are otherwise maintained.

     8. The Bank, in performing the services required of it under the terms of this Agreement, shall be entitled to rely fully on the accuracy and validity of any and all instructions, explanations, information, specifications and documentation furnished to it by the Trust and shall have no duty or obligation to review the accuracy, validity or propriety of such instructions, explanations, information, specifications or documentation, including, without limitation, evaluations of Securities; the amounts or formula for calculating the amounts and times of accrual of Series' liabilities and expenses; the amounts receivable and the amounts payable on the sale or purchase of Securities; and amounts receivable or amounts payable for the sale or redemption of Fund shares effected by or on behalf of a Fund. In the event the Bank's computations hereunder rely, in whole or in part, upon information, including, without limitation, bid, offer or market values of Securities or other assets, or accruals of interest or earnings thereon, from a pricing or similar service utilized, or subscribed to, by the Bank which the Bank in its judgment deems reliable, the Bank shall not be responsible for, under any duty to inquire into, or deemed to make any assurances with respect to, the accuracy or completeness of such information, except that if any such information from a pricing or similar service contains manifest error, the Bank shall in accordance with its then standard practices attempt to have such manifest error corrected, and shall notify the Trust if such attempt is unsuccessful.

     9. All books, records, information and data pertaining to the business of the Funds, or their prior, present or potential shareholders that are exchanged or received in connection with the performance of the Bank's duties under this Agreement shall remain confidential and shall not be disclosed to any other person, except as specifically authorized by the Trust or as may be required by law, and shall not be used for any purpose other than performance of its responsibilities and duties hereunder, and except that the Bank retains the right to disclose matters subject to confidentiality to its examiners, regulators, internal or external auditors, its accountants, and its internal and external counsel, whenever it is advised by its internal or external counsel that it is reasonably likely the Bank would be liable for a failure to do so. The Bank will provide written notice to the Trust at least five (5) business days prior to any disclosures pursuant to this Section 9, but, provided it shall have provided as much notice as is reasonably practicable under the circumstances, the Bank shall have no liability for any failure to do so.

     10. The Trust shall cause its officers, investment advisers, sponsor, distributor, legal counsel, independent accountants, administrator, and transfer agent (collectively, the "Service Providers"), to cooperate with the Bank and to provide the Bank, upon request, such information, documents and advice relating to the Funds as is within the possession or knowledge of such persons and is reasonably believed by the Bank to be necessary or appropriate in order for the Bank to perform its duties hereunder. The Bank shall not be required to inquire into any valuation of Securities or other assets by a Fund or any Service Provider, even though the Bank in performing services similar to the services provided pursuant to this Agreement for others may receive different valuations of the same or different securities of the same issuers.

     11. The Bank, in performing the services required of it under the terms of this Agreement, shall not be responsible for determining whether any interest accruable to a Fund is or will be actually paid, but will accrue such interest until otherwise instructed by the Trust.

     12. The Bank shall not be responsible for delays or failures to supply the information or services specified in this Agreement where such delays or failures are caused by the failure of any person(s) other than the Bank, its directors, officers, or employees, agents or delegees to supply any instructions, explanations, information, specifications or documentation deemed necessary by the Bank in the performance of its duties under this Agreement.

     13. No provision of this Agreement shall prevent the Bank from offering services similar or identical to those covered by this Agreement to any other corporations, associations or entities of any kind. Any and all operational procedures, techniques and devices developed by the Bank in connection with the performance of its duties and obligations under this Agreement, including those developed in conjunction with the Trust, shall be and remain the property of the

Bank, and the Bank shall be free to employ such procedures, techniques and devices in connection with the performance of any other contract with any other person whether or not such contract is similar or identical to this Agreement.

     14. The Bank may, with respect to questions of law, apply to and obtain the advice and opinion of counsel to the Trust at the Trust's expense or its own counsel at its own expense and shall be entitled to rely on the advice or opinion of such counsel. The Bank shall provide prompt notification to the Trust in the event that it acts on advice or opinion of counsel that is inconsistent with instructions, procedures, or requests provided by the Trust.

     15. Notwithstanding any other provision contained in this Agreement, the Bank shall have no duty or obligation with respect to, including, without limitation, any duty or obligation to determine, or advise or notify any Fund or the Trust of: (a) the taxable nature of any distribution or amount received or deemed received by, or payable to, any Fund; (b) the taxable nature or effect on any Fund or its shareholders of any corporate actions, class actions, tax reclaims, tax refunds, or similar events; (c) the taxable nature or taxable amount of any distribution or dividend paid, payable or deemed paid, by any Fund to its shareholders; or (d) the effect under any federal, state, or foreign income tax laws of any Fund making or not making any distribution or dividend payment, or any election with respect thereto.

     16. The Bank shall be entitled to rely upon any oral instructions received by the Bank, and reasonably believed by the Bank to be given by or on behalf of the Trust in accordance with procedures for providing oral instructions agreed to by the Bank and the Trust, unless the Bank subsequently receives prior to commencing to act on such oral instructions written instructions contradicting such oral instructions. The Trust agrees to forward to the Bank written instructions by the close of business on the same day as such oral instructions were given that confirm the oral instructions given, and the Bank shall promptly notify the Trust of any discrepancy between such written instructions and such oral instructions.

     17. The Bank shall not be liable for any loss, damage or expense, including counsel fees and other costs and expenses of a defense against any claim or liability, resulting from, arising out of, or in connection with its performance hereunder, including its actions or omissions, the incompleteness or inaccuracy of any specifications or other information furnished by the Fund, or for delays caused by forces or circumstances beyond the Bank's reasonable control, including without limitation strikes, work stoppages, acts or war or terrorism, insurrection, revolution, nuclear or natural catastrophes or acts of God, or interruptions, loss or malfunction of utilities, non-internal communication services or, but only if the Bank is maintaining such back-up system(s) and disaster recovery plan(s) as are required by its regulators and all laws applicable to it, interruption, loss, or malfunction of internal communication services or of computer (software or hardware services) unless such loss, damage or expense arises out of the bad faith, negligence or willful misconduct of the Bank or that of its directors, officers or employees, agents or delegees. The Bank shall use commercially reasonable best efforts to resume performance as soon as practicable under the circumstances. In no event shall the Bank be liable to the Trust or any third party for special, indirect, or consequential damages, or for lost profits or loss of business, arising under or in connection with this Agreement, even if previously informed of the possibility of such damages and regardless of the form of action. For purposes of this provision, if as a result of the negligence or willful misconduct of the Bank or that of its directors, officers or employees, agents or delegees, there is a material error in the net asset value per share of a Fund, the material losses of the Fund on the sale and issuance, or the redemption, of its shares attributable to such material error shall be direct money damages.

     18. Without limiting the generality of the foregoing, the Trust shall indemnify the Bank against any loss, damage or expense, including reasonable counsel fees and other costs and expenses of a defense against any claim or liability, arising from any one or more of the following, except that in no event shall the Trust be liable for special, indirect, or consequential damages, or for lost profits or loss of business, and such indemnity shall survive any termination of this Agreement:

          (a) Errors in records or instructions, explanations, information, specifications or documentation of any kind, as the case may be, supplied to the Bank by the Trust, or subject to the provisions of paragraph 8, by a pricing or similar service which the Bank in its judgment deems reliable;

          (b) Action or inaction taken or omitted to be taken by the Bank pursuant to written or oral instructions of the Trust or otherwise without bad faith, negligence or willful misconduct;

          (c) Any action taken or omitted to be taken by the Bank in good faith and with prompt notice to the Trust, in accordance with the advice or opinion of counsel for the Trust or the Bank's own counsel;

          (d) Any improper use by the Trust or its agents, distributor or investment advisor of any valuations or computations supplied by the Bank pursuant to this Agreement;

          (e) The method of valuation of the Securities and the method of computing each Fund's net asset value; or

          (f) Any valuations of Securities or net asset value provided by the Trust.

     19. (a) The Trust shall indemnify and hold harmless the Bank from and against any and all costs, expenses, damages, liabilities and claims (including claims asserted by a Fund), and reasonable attorneys' and accountants' fees relating thereto, which are sustained or incurred or which may be asserted against the Bank, by reason of or as a result of any action taken or omitted to be taken by the Bank in good faith hereunder or in reasonable reliance upon (i) any law, act, regulation or interpretation of the same even though the same may thereafter have been altered, changed, amended or repealed, (ii) the Fund's Prospectus or Pricing Procedures, (iii) the method of valuation of the Securities and the method of computing each Series' net asset value as described in the Fund's Prospectus and Pricing Procedures; (iv) any instructions or documents provided by an officer or an authorized person of the Trust, or (v) any opinion of legal counsel for the Trust or the Bank; provided, that the Trust shall not indemnify the Bank for costs, expenses, damages, liabilities or claims arising out of the Bank's own negligence or willful misconduct or that of its directors, officers or employees, agents or delegees. This indemnity shall be a continuing obligation of the Trust, its successors and assigns, notwithstanding the termination of this Agreement.

          (b) The Bank shall indemnify and hold harmless the Trust and each Fund from and against any loss, damage or expense, including reasonable counsel fees and other costs and expenses of a defense against any claim or liability (including any claims asserted by the Bank) arising out of the negligence or willful misconduct of the Bank, except that in no event shall the Bank be liable for special, indirect or consequential damages, or for lost profits or loss of business. This indemnity shall be a continuing obligation of the Bank, its successors and assigns, notwithstanding the termination of this Agreement.

     20. For the services provided hereunder, the Trust agrees to pay the Bank such compensation as is mutually agreed from time to time and such out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, record retention costs, reproduction charges and transportation and lodging costs) as are reasonably incurred by the Bank in performing its duties hereunder and as is mutually agreed from time to time. Except as hereinafter set forth, compensation shall be calculated and accrued daily and paid monthly. The Trust authorizes the Bank to debit each Fund's custody account for all amounts due and payable hereunder. The Bank shall deliver to the Trust invoices for services rendered after debiting such Fund's custody account with an indication that payment has been made. Upon termination of this Agreement before the end of any month, the compensation for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the effective date of termination of this Agreement. For the purpose of determining compensation payable to the Bank, each Fund's net asset value shall be computed at the times and in the manner specified in the Fund's Prospectus.

     21. Attached hereto as Appendix B is a list of persons duly authorized by the Board to execute this Agreement and give any written or oral instructions, or written or oral specifications, by or on behalf of the Trust. From time to time the Trust may deliver a new Appendix B to add or delete any person and the Bank shall be entitled to rely on the last Appendix B actually received by the Bank.

     22. The Trust represents and warrants to the Bank, that it has all requisite power to execute and deliver this Agreement, to give any written or oral instructions contemplated hereby, and to perform the actions or obligations contemplated to be performed by it hereunder, and has taken all necessary action to authorize such execution, delivery, and performance.

     23. The Bank represents and warrants to the Trust, that it has all requisite power to execute and deliver this Agreement, to give any written or oral instructions contemplated hereby, and to perform the actions or obligations contemplated to be performed by it hereunder, and has taken all necessary action to authorize such execution, delivery, and performance

     24. This Agreement shall not be assignable by the Trust without the prior written consent of the Bank, or by the Bank without the prior written consent of the Trust.

     25. Either of the parties hereto may terminate this Agreement by giving the other party a notice in writing specifying the date of such termination, which shall not be less than ninety (90) days after the date of giving of such notice. Upon the date set forth in such notice, the Bank shall deliver to the Trust all records then the property of the Trust. The Trust may terminate this Agreement with respect to one or more specific Funds without terminating with respect to other Funds. Upon any such termination, the Bank will cooperate with the Trust and its agents and any successor fund accounting agent or provider of the services hereunder in the substitution/conversion process.

     26. This Agreement may not be amended or modified in any manner except by a written agreement executed by the Bank and the Trust to be bound thereby.

     27. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflict of laws principles thereof. The Bank and the Trust hereby consent to the exclusive jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder. The Bank and the Trust each hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or relating to this Agreement. To the extent that in any jurisdiction the Bank and Trust may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, the aforementioned persons irrevocably agree not to claim, and they hereby waive, such immunity.

     28. The performance and provisions of this Agreement are intended to benefit only the Bank, the Trust and each Fund, and no rights shall be granted to any other person by virtue of this Agreement..

     29. All notices, requests, consents and other communications pursuant to this Agreement in writing shall be sent as follows:

     if to the Trust or a Fund, at

           E*TRADE Funds
           4500 Bohannon Drive
           Menlo Park, California 94025
           Attention: Liat Rorer
                      President

     if to the Bank, at

           The Bank of New York
           100 Church Street
           New York, New York 10286
           Attention: Timothy J. Overzat
                      Vice President

or at such other place as may from time to time be designated in writing. Notices hereunder shall be effective upon receipt.

     30. It is expressly agreed that the obligations of the Trust or any Fund hereunder shall not bring upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but bind only the assets and property of the Trust, as provided in the Charter. The execution and delivery of this Agreement has been authorized by the Trustees of the Trust and signed by an authorized officer of the Trust , acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the assets and property of the Trust as provided in its Charter.

     31. This Agreement is an agreement entered into between the Bank and the Trust with respect to each Fund. With respect to any obligation of the Trust on behalf of a Fund arising out of this Agreement, the Bank shall look for payment or satisfaction of such obligation solely to the assets of the Fund to which such obligation relates as though the Bank had separately contracted with the Trust by separate written instrument with respect to each Fund.

                    [Remaining Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.


                                        E*TRADE FUNDS, on behalf of
                                        the Funds listed in Schedule I


                                        By:
                                           -------------------------------------

                                        Name:
                                             -----------------------------------

                                        Title:
                                              ----------------------------------


                                        THE BANK OF NEW YORK


                                        By:
                                           -------------------------------------

                                        Name:
                                             -----------------------------------

                                        Title:
                                              ----------------------------------

                                   APPENDIX A
                                       to
                            FUND ACCOUNTING AGREEMENT
                                     between
                              THE BANK OF NEW YORK
                                       and
                                  E*TRADE FUNDS

Maintenance of Books and Records
--------------------------------

I. The Bank, as agent for the Trust, shall maintain the following records on a daily basis for each Fund.

               1.  Report of priced portfolio securities

               2.  Statement of net asset value per share

               3.  Net Income for dividend purposes

               4.  Yield of each Fund.

II.  The Bank shall maintain the following records on a monthly basis for each
     Fund:

               1.  General Ledger

               2.  General Journal

               3.  Cash Receipts Journal

               4.  Cash Disbursements Journal

               5.  Subscriptions Journal

               6.  Redemptions Journal

               7.  Accounts Receivable Reports

               8.  Accounts Payable Reports

               9.  Open Subscriptions/Redemption Reports

               10. Transaction (Securities) Journal

               11. Broker Net Trades Reports

     III. The Bank shall prepare a Holdings Ledger on a quarterly basis, and a Buy-Sell Ledger (Broker's Ledger) on a semiannual basis for each Fund. Schedule D shall be produced on an annual basis for each Fund.

     The above reports may be printed according to any other required frequency to meet the requirements of the Internal Revenue Service, the Securities and Exchange Commission and the Trust's Auditors.

     IV. For internal control purposes, the Bank uses the Account Journals produced by The Bank of New York Custody System to record daily settlements of the following for each Fund:

               1.  Securities bought

               2.  Securities sold

               3.  Interest received

               4.  Dividends received

               5.  Capital stock sold

               6.  Capital stock redeemed

               7.  Other income and expenses

     All portfolio purchases for each Fund are recorded to reflect expected maturity value and total cost including any prepaid interest.

Other Accounting Services
-------------------------

     In addition to the maintenance of the books and records specified above, the Bank shall perform the following accounting services daily for each Fund:

          1. Calculate the net asset value per share in accordance with the Pricing Procedures and each Fund's Prospectus.

          2. Advise each Fund, each Fund's custodian and each Fund's transfer agent of the net asset value, net income for dividend purposes, and net income per share of each Fund upon completion of the computations required to be made by the Bank pursuant to this Agreement.

          3. Verify and reconcile with the Fund's custodian all daily trade activity;

          4. Compute, as appropriate, each Fund's net income and capital gains, dividend payables, dividend factors, 7-day yields, 7-day effective yields, 30-day yields, and weighted average portfolio maturity;

          5. Review daily the net asset value calculation and dividend factor (if any) for each Fund prior to release to shareholders, check and confirm the net asset values and dividend factors for reasonableness and deviations, and distribute net asset values and yields to NASDAQ;

          6. Report to the Trust the daily market pricing of securities in any money market series, with the comparison to the amortized cost basis;

          7. Determine unrealized appreciation and depreciation on securities held in variable net asset value funds;

          8. Amortize premiums and accrete discounts on securities purchased at a price other than face value, if requested by the Trust;

          9. Update fund accounting system to reflect rate changes, as received by the Fund's investment adviser/administrator, on variable interest rate instruments;

          10.  Post fund transactions to appropriate categories;

          11. Determine the outstanding receivables and payables for all (1) security trades, (2) Fund share transactions and (3) income and expense accounts;

          12.  Provide such periodic reports as the parties shall agree upon.

                                   APPENDIX B

     I, Jay Gould, of E*TRADE Funds, a Delaware business Trust (the "Trust"), do hereby certify that:

     The following individuals serve in the following positions with the Trust or its investment adviser and the signatures set forth opposite their respective names are their true and correct signatures. Each such person is authorized to give written or oral instructions or written or oral specifications by or on behalf of the Trust to The Bank of New York.

Name                        Position                     Signature

-----------------------     -----------------------      -----------------------

-----------------------     -----------------------      -----------------------

-----------------------     -----------------------      -----------------------


                                                    ----------------------------
                                                    Signature

                                                    Name:  Jay Gould
                                                    Title: Secretary

                                   SCHEDULE I

     THIS SCHEDULE I, amended as of ________, 2003 to reflect the addition of all of the series of E*TRADE Funds, is Schedule I to the Fund Accounting Agreement dated as of October 7, 2002 between E*TRADE Funds and The Bank of New York.

                                      FUNDS
                                      -----

                    E*TRADE Asset Allocation Fund
                    E*TRADE Bond Fund
                    E*TRADE International Index Fund
                    E*TRADE Premier Money Market Fund*
                    E*TRADE Russell 2000 Index Fund
                    E*TRADE S&P 500 Index Fund
                    E*TRADE Technology Index Fund
                    E*TRADE Money Market Fund
                    E*TRADE Government Money Market Fund
                    E*TRADE New York Municipal Money Market Fund
                    E*TRADE Municipal Money Market Fund
                    E*TRADE  California Municipal Money Market Fund

     * E*TRADE Premier Money Market Fund shall remain subject to this Agreement until the completion of the reorganization of the Premier Money Market Fund with and into the E*TRADE Money Market Fund.